EXHIBIT 21.1
I-FLOW CORPORATION
LIST OF SUBSIDIARIES

State or Jurisdiction
Name	of Incorporation
Block Medical de Mexico, S.A. de C.V.	Mexico

InfuSystem, Inc.	California